Saia Inc. – Saia – Earnings Conference Call Transcript – 10/25/2024 10:00 AM ET

Company Participants

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Ken Hoexter - Bank of America

Jordan Alliger - Goldman Sachs

Daniel Imbro - Stephens

Tom Wadewitz - UBS

Fadi Chamoun - BMO Capital Markets

Brian Ossenbeck - JP Morgan

Eric Morgan - Barclays

Jon Chappell - Evercore ISI

Chris Wetherbee - Wells Fargo

Jason Seidl - TD Cowen

Ben Moore - Citigroup

Ravi Shanker - Morgan Stanley

Stephanie Moore - Jefferies

Bascome Majors - Susquehanna

Chris Kuhn - The Benchmark Company

Tyler Brown - Raymond James

Operator

Ladies and gentlemen, thank you for standing by. My name is Abby, and I will be your conference operator today. At this time, I would like to welcome everyone to the Saia, Inc. Third Quarter 2024 Earnings Conference Call.

[Operator Instructions]

And I would now like to turn the conference over to Matthew Batteh, Saia's Executive Vice President and Chief Financial Officer. You may begin.

Matt Batteh

Thank you, Abby. Good morning, everyone. Welcome to Saia's Third Quarter 2024 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe. Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's third quarter results. While the underlying macro trends remain tepid in our view, our year-over-year results in the third quarter continue to reflect the growth experienced since last summer. In the quarter, we averaged approximately 37,200 shipments per day compared to approximately 34,300 per day last year or an increase of 8.5%. Our third quarter revenue of $842 million increased from last year's third quarter by 8.6% and is a record for any third quarter in our company's history.

Yield or revenue per hundredweight, excluding fuel surcharge, increased 1.7%, reflecting a constructive pricing backdrop and the impact of changes in our mix of business. Revenue per shipment excluding fuel surcharge, increased 0.9% despite a headwind from weight per shipment, which was down 0.8% in the quarter and length of haul, which decreased modestly. Our third quarter operating ratio of 85.1% deteriorated 170 basis points compared to our operating ratio of 83.4% posted in the third quarter last year. While weight per shipment stabilized into the third quarter, we continue to see some mix headwinds from the softer industrial backdrop and the growth in retail business since last year's industry disruption.

We remain intently focused on mix management and pricing initiatives as seen in our contractual renewals, which remained strong at 7.9%. During the quarter, we opened eleven new terminals and relocated one other, continuing to execute our long-term strategy of improving our service and value proposition to the customer. Eleven new terminals in the quarter is a record for any quarter in the company history and I'm proud of the execution from our team. Each new opening presents its own unique challenges, especially those in new geographies. Most of the terminals opened in the quarter were in the Great Plains, a new geography for Saia, and these locations enable us to expand our addressable market and provide direct service to customers in this area of the country.

With these recent terminal openings, we're now able to provide direct service to all the contiguous 48 states, which significantly enhances our value proposition to our customers and confirms our position as a leading national LTL carrier. As with every new opening, these new terminals require investments in people, equipment and technology. While entering a completely new geography requires additional investments in the customer experience, we are encouraged by early customer acceptance, and we're excited to expand our addressable market to better serve both new and existing customers.

We are very pleased with the progress of our new terminal openings, especially those that opened in the second quarter. During the third quarter, these terminals continued to grow and become more efficient. While still having been open for less than six months, this group of terminals improved their operating ratio by more than 10 points sequentially, further supporting the long-term strategy of increasing our addressable market and investing in the customer experience. While these terminals are not at company market share or operating margin, they are profitable. Each terminal is a long-term investment that enables us to provide a solution to a customer in each market. The terminals opened in the Great Plains in the third quarter allow us to directly service a new geography, and we're proud to bring the Saia name to new and existing customers in those communities.

We remain committed to our training requirements for our team members in both new and existing markets, which is critical to building Saia culture and enhancing the customer experience. Our teams are committed to accomplishing our growth strategy with an eye on always putting the customer first. Our Customer First initiatives have been the cornerstone of our success over our 100-year journey, and we've seen our customer focus on display throughout each new terminal opening in the quarter. I'll now turn the call over to Matt for more details from our third quarter results.

Matt Batteh

Thanks, Fritz. As mentioned, third quarter revenue increased by $67 million to $842.1 million. Yield, excluding fuel surcharge, improved by 1.7% and yield decreased by 0.9%, including fuel surcharge. Fuel surcharge revenue per workday decreased by 6.3% and was 14.8% of total revenue compared to 16.9% a year ago. Revenue per shipment, excluding fuel surcharge, increased 0.9% to $293.39 compared to $290.79 in the third quarter of 2023 and increased 0.9% sequentially from the second quarter of 2024. Tonnage per workday increased 7.7% attributable to an 8.5% shipment per workday increase, partially offset by a 0.8% decrease in our average weight per shipment. Length of haul decreased modestly.

Shifting to the expense side for a few key items to note in the quarter. Salaries, wages and benefits increased 15.5%, which is primarily driven by a combination of our employee headcount growth of approximately 13% year-over-year and the result of our July 2024 wage increase which averaged approximately 4.1%. The growth in headcount is related to the increase in volume compared to prior year, as well as the opening of eighteen new facilities opened in the past twelve months. In addition, other employee related costs increased, including additional training for onboarded team members and unfavorable development of workers' compensation claims.

Purchased transportation expense, including both non-asset truckload volume and LTL purchased transportation miles decreased by 14.5% compared to the third quarter last year and was 7.8% of total revenue compared to 9.9% in the third quarter of 2023. Truck and rail PT miles combined were 14.2% of our total linehaul miles in the quarter. Fuel expense decreased by 1.3% in the quarter, while company linehaul miles increased 12.1%. The decrease in fuel expense was primarily the result of national average diesel prices decreasing by over 13% on a year-over-year basis.

Claims and insurance expense increased by 6.9% year-over-year and was up 2% or $0.4 million sequentially from the second quarter of 2024. The increase compared to the third quarter of 2023 was primarily due to increased claims activity and development of open cases. Depreciation expense of $54.7 million in the quarter was 19.8% higher year-over-year, primarily due to ongoing investments in revenue equipment, real estate and technology. Compared to the third quarter of

2023, cost per shipment increased 0.6% despite the headwinds from the wage increase and the costs associated with new terminal openings. We are pleased with the continued cost management and execution from our team in a challenging environment.

Total operating expenses increased by 10.9% in the quarter, and with the year-over-year revenue increase of 8.6%, our operating ratio deteriorated to 85.1% compared to 83.4% a year ago. Our tax rate for the quarter was 24.4% compared to 24.6% in the third quarter last year, and our diluted earnings per share were $3.46 compared to $3.67 in the third quarter a year ago.

I will now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Matt. As we continue to celebrate our 100th year in business, I'm pleased with our ability to demonstrate our Customer First approach to both new and existing customers in our recently opened terminals and across our network. Every new terminal opening is an opportunity to better position ourselves to provide additional value to our customers. While opening eleven new terminals in a quarter is a large undertaking, these investments are critical to creating long-term value for both our customers and shareholders. Having a comparable footprint to our peers is critical to our value proposition and full national coverage allows us to offer solutions in every market.

While the macroeconomic backdrop remains uncertain, we believe our operating trends support the continued execution of our long-term growth strategy. Earlier this week, we welcomed our team members in Akron, Ohio, and we plan to open three additional terminals in the remainder of the year. These openings will result in 21 new openings for the year, by far a record in our company's history. As we continue to invest in our network and expand our footprint to better serve our customers, we still anticipate capital expenditures for 2024 to be approximately $1 billion. We remain focused on measuring our performance for customers and onboarding team members that will reinforce our 100-year culture as we continue to execute our growth strategy.

For the last year, we've been intently focused on building our national platform. With the culmination of 2024 investments and openings, we believe that we will position the company for long-term growth across all geographies. As we have stressed from the outset of this process, we approached these opportunities with a singular focus on the long-term prospects of this business. These investments were never about the current quarter, the next quarter or frankly, next year, but an opportunity to transform our footprint and market positioning into the future.

Into the next year, we will focus on continuing to develop our new markets by introducing new customers through our service and continue to expand and support the success of current customers. We'll continue to invest in equipment, technology and facility enhancements or relocations to support this value proposition. Because we've opened these facilities with focus on the long term, we've only begun to start capturing the value of these investments. As the LTL market develops, there will be opportunities for us to supplement our network with additional facilities. In the near term, we see great value and potential in the footprint that we have developed.

We're now ready to open the line for questions, operator.

Operator

[Operator Instructions] And your first question comes from the line of Ken Hoexter with Bank of America.

Ken Hoexter

Great. And great to see the contract renewals over 7%. So a great quarter. So Fritz or Matt, can you talk about the sequential growth in October? It looked like maybe tons and even weight per shipment, revenue per hundredweight, based on the numbers, started to accelerate at the end of September at the end of the quarter. Can you talk a little bit about how September or October are shaping up? And then, Matt, did you mention a one-timer in workers' comp? Is that something you can put a scale on?

Matt Batteh

I'll go ahead and give the monthly numbers just so you have them. So in July, shipments per workday up 10.6%; tonnage per day, up 5%. August shipments up 7%, tonnage up 8.2%. September shipments up 8.6%, tonnage up 10.1%. And October to date, shipments up about 4%, tonnage up about 6.5%. And keep in mind, in October, I mean, we're comping a period where a peer had a cyber issue, plus there was a hurricane in the early part of October as well. So comps are a little bit strange month to date just in that number as well. But in terms of September, we're starting to lap the Yellow period at this point in the industry disruption. So it moves around a little bit in Q3 based on when that really started happening in the back half of July.

That plays into it, but we're also opening a lot of new facilities, and we are expanding our addressable market and should be seeing that. So we feel good about our progress there. And then in terms of workers' comp, nothing one-off, just part of the business development of those open claims and things like that. So nothing to call out there.

Fritz Holzgrefe

Greater headcount.

Matt Batteh

That's right.

Ken Hoexter

And just to wrap that up, the weight per shipment, that also accelerated in September, right?

Matt Batteh

Yes, just with those shipments and tonnage numbers, a little bit at the back. But I mean it's modest, right? We talked about it before, mix can move around a little bit. So any given period, based on what you're handling for customers, it can move around a little bit.

Ken Hoexter

All right. I appreciate that. And I guess my follow-up would just be on the environment. You talked about, Fritz, you mentioned the mix, you kind of felt like it was done last quarter. How do you feel, I guess, at this stage now that you've got all these new facilities ramped up? You mentioned last quarter you thought it was done, but now you're talking about a little industrial overhang. Is the market stabilizing out there in terms of, if you look outside of the new facility development?

Fritz Holzgrefe

Ken, the way I would think about it is it's probably somewhat comparable Q2 to Q3. It's bounced around a little bit. I don't think it's markedly better or worse. There's a little bit of noise in there. I think as you open up new facilities, the new volume typically looks like the rest of the portfolio, if you will. So we haven't really seen an impact one way or another there.

Operator

And your next question comes from the line of Jordan Alliger with Goldman Sachs.

Jordan Alliger

I was wondering if you could talk a little bit more about the revenue per hundredweight ex fuel was up 1.7%. I know you touched a little bit on mix and price, but maybe talk a little bit more about that and perhaps how that yield trended through the quarter and how we could think about it looking into the next quarter, the fourth quarter?

Matt Batteh

Well, again, I mean mix impacts that a little bit. We typically look more at revenue per bill rather than the yield just because the mix has an impact on that. But we feel good about where we stand. Our contractual renewals number where it is, continues to remain strong, and freight moves around a little bit when you take the rate increase at times. And with the macro backdrop where it is, there's customers that may go find other options. And we're willing to let that walk. We're not going to go chase that. So it's going to come back to us we feel when the environment needs it and when the customer needs good quality of service. So we feel good about that.

And the other thing is we put a GRI in earlier this week at a rate of 7.9%. So we continue to remain focused on mix management and making sure that we're getting the margins on what we expect from customers. So our focus has not changed on that. It's heightened, the GRIs earlier this year than it was last year. And we feel really good about our market position and our addressable market that we put that into place a little bit earlier than in the past.

Jordan Alliger

And I guess is there a way to think about how the yields, however way you look at it, could shape up as we go from the third quarter to the fourth quarter?

Matt Batteh

Well, again, mix is going to impact that a little bit depending on what happens. Our view of the industrial backdrop, we're not seeing anything on our crystal ball that tells us that Q4 is going to all of a sudden turn and get better. If it does, great, but we really remain focused on the same thing. We put the GRI in place. Whenever we do that, there's a little bit of shipment shifting in the periods that follow. So we'll experience a little bit of that, but we remain focused on making sure that through contractual renewals or discussions with customers, we're focused and committed to driving price. We know that's our opportunity.

Operator

And your next question comes from the line of Daniel Imbro with Stephens.

Daniel Imbro

Maybe I'll start on a shorter focused one. Just following up on the October discussion. Can you remind us what maybe normal seasonality is from an OR standpoint from 3Q to 4Q? And then maybe given the improving weight per shipment, just the tonnage growth, how do you see this year shaping up versus that normal range?

Matt Batteh

Sure. So what we try to do with this is look back at recent history and do our best to find some comparable periods. So if you look at that over the past handful of years, the sequential degradation is right around 250 basis points on average. There's obviously some years on either side of that, but that's the average if you look at some of the more recent periods. But with the momentum we have now and what we feel like from a customer acceptance standpoint with our new markets and our expansion, we feel like we should be able to beat that, and that's kind of where we're targeting at this point.

Daniel Imbro

Super helpful. And then maybe stepping back a little bit, thinking about 2025. So this year has clearly been pressured about start-up costs. It sounds like execution is going well there with the new terminals. Should we think about expense growth moderating in '25 as terminal growth moderates so these actually become good guys for incremental margins? Or what's the right way to think about incremental margins into 2025 as we start to lap a couple of years of elevated investment across the network?

Fritz Holzgrefe

Yes, there are a couple of elements to that. So we're not going to have an opening year of 21 facilities like we are this year any time in the too distant future. That was a lot for us to take on, but we also looked at it and said, this is a significant opportunity, we've got to take advantage of it, and we have. I think as we look into next year, what you'll see is now we're a much more materially bigger company than we were a few years ago. So the level of ongoing maintenance capital - the fleet is bigger, bigger facility footprint to maintain those assets. You won't see the openings next year.

I mean, maybe there's a small handful, five or six, something like that, depending on what the environment looks like. You'll see us relocate facilities next year. We view those as sort of negligible cost because generally, the ones you have to relocate are ones that maybe you've stretched capacity or filled capacity. So you're moving to something that's got a little bit more operating flexibility. So what we really, really like is we're going to exit this year with 214 well-positioned facilities across the country that are positioned to really drive value for our customers. And when that happens, that gives us the opportunity to really drive value in our business.

And I think that we made the investments this year with an eye to long-term value creation. We spin to more of a value-creating mindset, not that the investments weren't value creating, they absolutely were. But in the short term, the investments require that there's a cost. Those things aren't free. Opening 21 terminals are not free. Now, when you monetize those, you expect to provide great service to a customer. And when you do that, you look to get paid for it. And that's where the return comes and we're really excited about the facilities we opened just in the second quarter. I mean they're profitable already.

Now they're not at the company average, which says they've got runway. And those are great assets, and it's great that we opened those. So I think as we look into next year, it becomes more of a, let's capture the value of the facilities. Now if we get a stronger freight backdrop next year, I think we can really accelerate as well. So I'm excited about the prospects. We made these investments with a purpose. And now is the time to really capture the value of that.

Operator

And your next question comes from the line of Tom Wadewitz with UBS.

Tom Wadewitz

I know you offered some maybe high-level, I guess, thinking about now '25 or with the new terminals, what you're going to do, focus on value or maybe focus on margin, it sounds like a little bit. How do you think about, Fritz, the potential for margin improvement in 2025, if the macro is stable, right? Like it would be great to have some cycle help, but it seems like your traction with customers, you'll improve utilization of terminals that were opened in second quarter or third quarter, your contractual renewals sound quite strong, maybe mix is stable. So just any thoughts about can you get the normal 100 to 150 bps of improvement if you don't get help from macro in '25?

Fritz Holzgrefe

So yes. Thanks, Tom. Listen, this is an opportunity for us to get back on our normal cadences and let me be really clear. I think I used the word value. I think a 214 terminal network across the country that's providing a very high level of service shouldn't be a value. People are paying for service in that case. And I think we're in a position we can do that. And I think in a kind of an environment that is sort of tepid, neutral, however you want to call it, I think we're in a position we can expand OR in the next year.

I think what's really exciting is if you got in a more positive, stronger environment, I think the business scales. I love the idea of scaling some of these facilities that we have just opened. We have never been about growth for growth's sake. We have been about, let's get the addressable market right, because we think we can provide something to customers. And when we do that, we have an opportunity to drive returns in the business. And I think next year is the beginning of that, right? And I don't see an impediment for us into next year. If we get a reasonable environment, I think we're in a position we can grow the OR.

And I think the range you provided 100 to 150 bps, I mean that's in scope for sure. Could it be better than that? I mean, if you look back in history, when a tighter environment or an environment where there's more macroeconomic growth, you know what Saia will do. And I think that, we execute that playbook. That's how we operate.

Tom Wadewitz

Okay. And then for the second question, how do we think about the levers on mix? I guess if I go pre your big expansion of the terminals, it seemed like you pretty consistently focused on improving weight per shipment and mix, and that was part of the margin improvement equation. Is that something you can fairly quickly address and kind of go back to that in, say, first quarter, second quarter next year? Or does that take longer? Just because recognizing that the mix has changed a lot as you brought on more retail freight and more terminals?

Fritz Holzgrefe

Tom, what I would say is, first and foremost, we've got to really continue to focus on pricing, which we have been. You look at our contractual renewals, you look at the GRI we had on Monday, we're not giving up on pricing. If we get the business to where we want it to be, everything, the rates have got to go up across the board in all elements of the business.

I think that what we continue to do, though, is that we continue to look for customers, market opportunities where somebody says, hey, we appreciate the value we get from Saia in terms of high level of service, the reach of this national network now, we can now ship more of our wallet with Saia because we don't have to worry about them handing off freight and markets. We can look at it and say Saia can go to all these 214 facilities.

So I think that, that's an opportunity for us to continue to reinforce that with customers. And I think that you get into the equation where we get the appropriate pricing in place. And we'll find customers that find great value or opportunity in the assets that we have, and that's a way for us to improve mix over time.

Tom Wadewitz

How much of the freight were you handing off, just to understand that part of that comment previously?

Matt Batteh

We haven't given a percent out. I mean those markets aren't necessarily the largest ones. But I mean it's impactful, right? We think about it as an opportunity to improve that portion of it, certainly. But more importantly, we can offer direct service in those markets, and we know that our customers want us to handle it all the way through. And that's very important to us in making sure that we can address that, and that's big. That's why we pushed those facilities and opened them in the period.

And then I think in terms of the mix, too, keep in mind, every new terminal opening is an opportunity to speak with our existing customers about what we do for them. So it's an opportunity to talk about business that we may not have had an opportunity to get a shot at in the past because we couldn't handle it direct in and out of those markets, and now we can at full nationwide coverage. So you may not necessarily get that the next day when you open, but when we get the opportunity to share with our customers that we can provide a solution for everything, that's impactful.

Operator

And your next question comes from Fadi Chamoun with BMO Capital Markets.

Fadi Chamoun

Thank you. So in the last couple of quarters, you've outperformed your kind of 5, 10 year average in terms of shipment per day by maybe 200 to 250 bps quarter-over-quarter, just looking at it. I mean if we apply the same principle going into Q4, that would put you in the high single-digit kind of shipment per day. I just want to kind of test this assumption, how do you feel about it?

Fritz Holzgrefe

Yes. I think, Fadi, what I would offer is that we know we get a little bit of shipment disruption that comes any time we do a GRI, you see a little bit of movement around there. This quarter, we started the quarter with comp. But last year, we mentioned that we saw a little bit of a challenging comp because of what we saw happen with a peer a year ago. So that's another sort of factor in there. And then we started the quarter kind of dealing with the remnants of a hurricane and another hurricane.

So I think all those things create a fair amount of noise around sort of shipments into the quarter, and not to mention that it's a seasonal quarter, meaning that holidays come into play. I think what's important though is that over time, and I think you're starting to see it with our shipment growth, our revenue [Audio Gap] a bigger part of the pie. And so our history is changing, if you will. So we've got a different sort of baseline. And so I'm excited about it. I think we continue to grow through this.

Fadi Chamoun

Just going back to the OR seasonality question. So yes, you're going to give us perspective on the volume side. But I mean, I think it feels like there's no reason for you to continue to kind of build that momentum with the new terminal opening, which could put your shipments kind of quarter-over-quarter at a pretty solid pace. And with that perspective, I'm just wondering that why wouldn't the operating ratio seasonality kind of follow a little bit closer to the shipment seasonality given that your start-up cost is kind of in the rearview mirror at this point? And we should start to see that operating leverage beginning in Q4. I just wanted to see if we can narrow the range or just thinking about what OR could look like in the fourth quarter?

Matt Batteh

Well, Fadi. I mean, look, it's Q4, right? It's a seasonally slower period. There's always the challenges associated with that. But we still have openings in this quarter, right? In terms of magnitude, they're not as big as the count that was done in Q3, but we still have openings associated with the fourth quarter. So those aren't zero.

Now like Fritz said earlier in his commentary, as we continue to move further from the openings like we did from Q2 to Q3, those get better. So we still have the fourth quarter challenges in customer closures and things like that, that are just normal for the fourth quarter, but we do have openings that are still going to be embedded into the cost in Q4. They're still there.

Operator

And our next question comes from the line of Brian Ossenbeck with JP Morgan.

Brian Ossenbeck

I wanted to ask about the Mastio survey that just came out. Obviously, there's a little bit of a backslide in some of the performance on a relative basis. But I think it was done through June through September time frame. So clearly, a lot of start-ups that were going on there. So it's just one data point. Obviously, you look at service and everything internally pretty well, but it's one that we can all see from the outside. So I just wanted to get your perspective on what the most recent results mean from your vantage point?

Fritz Holzgrefe

So good question, Brian. A couple of things - I would say that if you look at the Mastio data in total for the industry, so the entire industry got better in terms of performance for the customer, which I think for the customer base, that's a total positive. I think if you look at what industry growth looked like, across the board, if you look at the public competitors and we see declining sort of shipments and tonnage across the space, except for Saia. So we've taken on a larger part of the industry. We have grown in new markets. As we noted, by the end of the year, we'll have 21 openings.

So that means new customers, new experiences, new demands, adjustments to customers, and throughout that, we've had to hire, probably somewhere around 1,500 - 2,000 new employees over the last year or so to support all that. That was a challenging environment in which we operated in. I can tell you across the board internally when we look at the data, we go through it and we say, all right, we've got some in here that are positive and as we further analyze the data, we distill that down to our region and our terminal locations and then we work at it. And we say, listen, we're going to keep getting better. We're going to keep our focus on that and not lose sight of the prize.

Our internal metrics have trended favorably. But you know what? Listen, the feedback says that we just got to keep doubling down. I think that as we continue to develop experience with the customer set and new markets, I think we'll be in a position where they come to expect and understand what great service they get from Saia.

Brian Ossenbeck

I appreciate that perspective, Fritz. Quick follow-up for you, Matt. It might be difficult to tell, but obviously, the hurricane is pretty disruptive for a lot of transportation networks and some of your customers. So is that part of the noise that you feel like you're seeing in October. Maybe it's a little bit too hard to tell, but do you feel like there's at least maybe a little bit of a catch-up that you might see throughout the rest of this month as some of this gets behind and recovery efforts start to pick up speed a little bit?

Matt Batteh

Well, I mean, thankfully, we haven't had any impact to our people or terminals or major issues, but there absolutely is an impact in that month to date, right? I mean you have a pretty big storm that rolls across the Southeast geography, those are pretty big markets for us and make up a good chunk of our revenue. So there is an impact in there. One of the things that we see is that sometimes that volume doesn't always come back. You're really dependent on order flow at times. And really, we may be operational, but some customers may still be closed, so you face that a little bit.

So things are coming back online certainly, and we saw that in the week or so after that. So it is in the October month-to-date numbers, but just part of the challenge in the business, but you don't always get all of that back just based on patterns and different order flow.

Fritz Holzgrefe

Yes. I think you got to keep in mind that the sort of Florida, Georgia, Carolinas, that's becoming a bigger and bigger part of Saia's business, reflecting investments we've made in the last few years. And having Helene land right on the end of the quarter, that certainly had an impact on the third quarter result. Then you start to recover and then you get another hurricane the following week. So yes, that's been part of the noise we deal with. And as part of the business that we're in, and we have to be able to flex and adjust to it, but it did have an impact in the third and early parts of this quarter.

Operator

And your next question comes from the line of Eric Morgan with Barclays.

Eric Morgan

I wanted to follow up on pricing. You've had at least a few quarters now with those high single-digit contract renewals. Obviously, the 7.5% GRI last year, I think almost 8% this year. So if mix doesn't move around too much substantially from here, should we start to be seeing some of these types of increases in your realized yields as we get into 2025 at some point? Or what are some of the other variables we should be considering as we think about modeling that?

Matt Batteh

Well, I appreciate the question, Eric. As you know, one of the biggest challenges in our industry is that contracts, there's really no volume commitment. So we have to always make sure that we're getting what we expect from customers. And in the environment where we are now, shippers have options, and they may move things around or try someone different in a period like this, and we're not going to chase that.

But all else equal, we're putting rates in at the level that we expect. And when the macro gets a little bit better, that should certainly help and we expect to push that forward. It's not always linear, but it's an opportunity for us to put the rates that we need in front of our customer and our sales team is doing a great job at negotiating those and speaking to the customers about the value we provide.

The other thing that should continue to help us support that is a national footprint, we can do more and more for customers than we have ever been able to do. And with the larger addressable market, it should allow us to gain larger share of volume and mix up with customers where that's the opportunity around that. So we feel good about what we've been putting in. And in a soft backdrop, we're confident that we'll realize some of those gains.

Eric Morgan

Appreciate that. And maybe just a quick follow-up on the CapEx discussion. I think you've mentioned some normalization next year after the bigger year this year. Any early thoughts on where that could land in 2025 and kind of what the big buckets would be? I appreciate it.

Matt Batteh

Yes. I mean we're still working to finalize what that number looks like. But if you think about the number this year, less the one-time transaction at the beginning of the year, I think that's probably a fair range to start with.

The business is bigger now. So that CapEx number is going to stay elevated. We've got to support the teams with equipment and there continues to be real estate investments. But I think if you normalize for that big transaction at the beginning of the year, that's a fair range to start with.

Operator

And your next question comes from the line of Jon Chappell with Evercore ISI.

Jon Chappell

Fritz, you called out specifically, you were pleased with the terminals you opened in the second quarter. So as we think about the seasoning of these terminals and as you have a full quarter of implementation, is there any way to kind of frame out what the utilization of the terminals that you opened up in the first half of the year look like relative to these eleven that you opened in the third quarter, to help us kind of frame out when those can get to a level where you feel is closer to full utilization?

Fritz Holzgrefe

Yes, it's probably going to be a few years before full utilization because as we've described before, we don't make an investment with the idea that we got to fill it up on Monday, right? So we make an investment with the idea that it's a few year runway to support the market. The facilities we opened up in the second quarter were a much larger scale than the facilities that we opened up in the third quarter. So to try to compare what a fantastic facility in Butte, Montana looks like to a facility in Laredo, Texas, or Garland, Texas or Trenton, it's sort of apples and oranges. They have different roles in our network.

So I think what we would point to is that as we continue to focus on further finding the customers that match or are interested in what we have to offer, and we continue to grow in those ways. I think that the big facilities that we open, we're really pleased about, and what shouldn't be overlooked is the fact that within a quarter, we have them all contributing from an operating income perspective. That's a big deal. That's why you make investments in a challenging environment. So we put those in place. I think they'll continue to improve from here.

Now you're in the seasonally slower time. So you probably aren't going to see the same level of improvements for those facilities into the fourth quarter. The facilities that we opened in the Great Plains, we're really excited about those because I think that really enhances the value proposition for our customers when they know that when Saia picks up freight, it's going all the way to the destination. So those over time will have an important complementary role to the overall network business, and it will be certainly a big part of creating a lot of value for our customers.

Matt Batteh

Keep in mind, too, Jon, that's a brand-new geography for us, right? Entering a new geography is very different than putting a second facility in the Garland, Texas area, where we've been. So like Fritz said, it's not overnight, and we don't design them to be overnight, but that's a different animal in terms of brand recognition and sharing with customers that we are in a completely new geography. So they're all a little bit different.

Jon Chappell

Yes, that makes complete sense. Matt, just a quick one for you. I know it's minutia, and I know the fuel is a pass-through, but your fuel surcharge revenue was almost flat quarter-over-quarter despite fuel dropping and you mentioned that diesel prices are down 13% year-over-year. Fuel surcharge revenue was down less than 5% year-over-year. Some of your peers have already reported at much bigger step downs, both sequentially and year-over-year. Do you just have like a better surcharge mechanism? Or is there some lag where this decline in fuel prices that we've seen basically over the last couple of months kind of catches up in 4Q?

Matt Batteh

Well, fuel is not a pass-through. I mean, every part of this business is inflationary, and we expect to make a return on every part of it. I mean, the fuel surcharge mechanism is similar to what's out there for other LTLs. But the mix of business has had an impact. And keep in mind, it's a percentage of revenue. So when we're raising rates on customers, we have an opportunity to get more from a fuel surcharge standpoint. So I think one thing to think about in terms of us, are our volumes are up, right, compared to some others. So that plays into it as well, but nothing to comment on there. We haven't put anything in different on the fuel side.

Operator

And our next question comes from the line of Chris Wetherbee with Wells Fargo.

Chris Wetherbee

Fritz, I think on the last call, you mentioned that facilities opened in the last 3 years kind of were operating at about a 95 OR. You talked about 2Q fiscal openings turning positive in the third quarter. I guess I'm just kind of curious, as you think about that metric that you gave last quarter, does it change at all? I know it's only a quarter, but I'm kind of curious if you feel like you're making more or less progress relative to what you have seen in the past, just given the sort of density that you're adding to the network, these new regions and creating a sort of 48-state contiguous network?

Fritz Holzgrefe

Yes. We're real pleased with what we're seeing. I think the key thing in this and why it could vary a little bit, I mentioned in the last question is that terminal openings can have different sort of roles, right? Some facility might provide a really high-level solution for a customer end of the line, right? So those facilities are going to take a much longer time to kind of get to company average OR or be a big contributor. Some of those that we've opened historically have met that definition. And certainly, the ones we opened in the third quarter kind of met that definition. What's really exciting about the second quarter facilities, and frankly, all of them is they're making progress.

The second quarter ones are big ones. And those were some of the bigger investments we made around purchasing assets, and it's real nice to see those progress, to see them scale in big freight markets, and then see them being part of making those end-of-the-line facilities continue to be a value creator as well. I mean the great thing is that those Great Plains states, there's a customer that's bringing freight in from Mexico into Laredo, and we've got a shot now to go direct from Laredo to all cover Montana and Dakotas. And those are really nice value enhancing opportunities for the customer.

And as you cobble together a network, Laredo is going to scale faster because it's a big facility, but then you're going to get the value out of those smaller facilities because you're in a position you can do a great job for the customer in those markets. We couldn't do that before. I mean, we had customers before that said, hey, Saia, you're fantastic, but we understand you hand off freight into those markets. And once you get that solved, we're with you. Well, they're with us now, right? And so I think that, because of that sort of dynamic, when you look at the trend over time, the ones in the second quarter have a bigger impact now because they're larger, but the great thing is the progress of all of them over time, over the last couple of years. It's really exciting to see. And that will play itself out over the next years as we continue to develop the network.

Chris Wetherbee

Okay. That's helpful. And then towards the end of your prepared remarks, you're talking about the network and what you have now and maybe how that looks over the course of the next year or two as you let that kind of grow and build out. I guess I'm curious, there's still going to be more assets available. Presumably, most of these, if not all of these were sort of reviewed during the first process through the Yellow auction. I'm just kind of curious how you think about that. Is that something that has interest to you or what you have right now for the next 12 to 18 months is kind of what you need?

Fritz Holzgrefe

So I think as I look at the 214 that we have in place right now or by the end of the year, we'll have in place, particularly the 21 we open this year, there was a really compelling business case around all of those. And so we're excited about that. The ones that we'll relocate next year have similar sort of compelling things. But one of the things that we have to be very mindful of in this business is that over time, there will be places that we have the opportunity to enhance the network that we're in. And as these assets trade in the market, we'll be a participant in that. We won't be in a participant in it at the level that we just were. But sort of the onesie, twosies or the three here and there or down a couple of years from now, maybe there's a year that's five or six or something like that.

I think we're positioned to be able to do that. There are markets that even today, we're thrilled with the map we have, but we also see opportunities. But as we think about it as a business today, there's a lot of value to create out of the facilities we're going to exit this year with. And then there'll be some that we can add on. We like the idea of participating in the secondary market around these facilities as they may or may not become available.

I think that's a long-term opportunity. If you go back to 2017, we've proven we know how to organically grow. We're opportunistic around the real estate. I mean, even if you look at the ones that we've opened up this year, there are ones that we opened up that didn't come through the Yellow auction process. They were in our pipeline, and there'll be others like that down the road.

Operator

And your next question comes from Jason Seidl with TD Cowen.

Jason Seidl

I want to go back a little bit to October to sort of better understand how we should look at 4Q tonnage. If we push the hurricane impacts aside early on in October and we take away the impacts of the cyber attack at one of your competitors last year, is this 6.5% look closer to double digits?

Fritz Holzgrefe

I don't know that I would go there. I think, Jason, what I would focus on is kind of our commitment and focus on driving results out of this business. So we're not in to try to lead the league in growth. We're here that we've got a footprint that we're trying to expand. The volume will come. We're not chasing volume. So yes, there's disruption that's sitting there that had an impact on results. Sometimes, it's interesting when you have weather events. Sometimes you don't see the volume again. So it's kind of how it goes.

We're focused on continuing to deliver for the customer. And we're going to get our share out of that. And the openings that we've got, they're organically going to contribute. I mean, if you look at sort of the growth that we've had this year, more and more of it is coming from facilities we've just opened in the last three years. I mean it's becoming a material part of the business.

So we're not in it to chase volume, right? It's just, Saia is here. We know what we get from Saia. So we're going to do business with Saia. That's where the growth is coming from. So we're not in a position really to comment on what it could have been. I just know what it was.

Jason Seidl

Fair enough. Also, you guys made comments about potentially expanding some of the terminals that you've opened up over the past 12 months, maybe next year. What type of a market would we have to see to make you want to expand one of your recent additions?

Fritz Holzgrefe

Yes. We've got one facility that we've purchased and opened this year. And you know what, we see near-end runway around that terminal that we just need to expand and create an efficiency, make sure that we've got the appropriate amount of flexibility in the facility. When we expand a facility, we're not thinking about next week's volume. We're thinking about, all right, how do we make sure we provide a very high level of service and then over the next number of years, we've got ample capacity to maintain a very consistent level of service for the customer.

So as we get choke points in the network, we absolutely will add spend capacity or maybe even relocate a facility. But that's kind of how we think about it.

Operator

And your next question comes from the line of Ben Moore with Citigroup.

Ben Moore

This is Ben Moore, on for Ari at Citi. Your yield growth, maybe going back to pricing discussion has been on a fantastic trend the last several years. And then the Mastio study confirms you're successfully taking pricing increases, especially this year versus last year. How much would that be a function would you say of your pricing gains catching up to your service that's improved over the last 10 years.

That's been something part of your narrative the last couple of years. And then conversely, how much of that is a function of being able to provide a bigger reach of your network that you mentioned from your new terminal openings over the last few quarters?

Fritz Holzgrefe

Ben, frankly, it's all of the above, to be honest with you. I wish I could break it out. But what I would tell you is part of the compelling part of why you open 21 facilities is you're focused on the long term, number one. And then you're focused on the idea that if you can repeat that level of service for customers that are satisfied with you, you've got a shot to organically grow into that network and continue to repeat service for customers. And we've proven we know how to do that.

And when that happens, we're in a better position to be able to say, Listen, in order for us to continue to make the level of investments in this business, we approach the customers. And they understand that, Hey, they're getting a lot of value from Saia, and we're in a position where we continue to focus on making sure that we're appropriately compensated for the level of investments. So this year, we're going to spend $1 billion on the company, right? And that deserves a return. Customer is getting a return, we're going to focus on getting a return. So that becomes part of our pricing thesis. That only works if we've got the appropriate reach in the markets for customers, and we continue to replicate that service.

Ben Moore

Great. And maybe as a follow-up, sticking with the study going the other direction on your service. You've seen it decline a bit. How much would you say the year-over-year decline in service, which seems to be from your new terminal openings, how much of that is from not yet building up a large enough customer base? And then how much of that do you think is from just a temporary decline in, say, damage, on-time pickups, deliveries, just as normal growing pains and it's temporary and we'll be out of that phase in the next few quarters.

Fritz Holzgrefe

Listen, Saia internally, typically, what we do with that Mastio data or the survey data, is we disaggregate that and we spend a lot of time figuring out how we get that on the trend, which we want to be. We want to be best in the business, right? And that's our focus. That's our commitment. In the last year, we've grown this footprint substantially. We know that in a situation where your business is contracting or you're dealing with less volume with the customer, it's an opportunity to really enhance your service. You can certainly deliver high-level marks when your network is not stressed. We've grown faster than anybody else in the business. We've taken on more customers than anyone else in the business, I would guess.

Certainly, we're represented in that survey more than we've ever been, and that's a reflection of a growing footprint. More customers, more touches. We've got 1,500 to 2,000 new employees net add over the last 1.5 years to support that. We got to make sure those folks all understand at Saia, this is how we do it. And for the folks that have been here for a longer period of time, it's a recommitment to saying, Hey, listen, this is what makes us different. This is why we're outgrowing the industry. And we'll disaggregate that data. Our teams across the network will be very, very focused on how do we get that back on a positive track.

I'd point out that the industry in total got better, and yes, our marks in some cases, fell a bit. But I also think that I look at, this is really a long game. This isn't about what's happened here in the last few months or even last year. This is all about the long game.

Operator

And your next question comes from the line of Ravi Shanker with Morgan Stanley.

Ravi Shanker

Just a follow-up on the Mastio there. It seems like you have more details than we do on the data here. Do you have numbers on same-store customers ranking versus new customers, and that will make it very clear that it's the new terminals that are the issue here, and that will take time to ramp up? And also, how much does something like this influence the pricing discussion of the customer. Like is this something that just Wall Street is focused on? Or kind of how much of a commercial impact does it have?

Fritz Holzgrefe

Yes. Sorry, I don't have the level of detail you're looking for. We certainly disaggregate the data and spend a lot of time looking at it. I don't know that we have that specific carve-out. Listen, the customer cares about the customers' experience, right? So we have to be intently focused on that because for us, it is about supporting the long-term customer success. Customer has to have an LTL partner that supports that and has the reach and footprint to do that. Now I think, as I mentioned earlier, the industry in total has gotten better.

Saia, relative to last year, has got stepped back modestly. But I think a lot of the key differentiators that are included in the 30-some that are part of this survey, we actually improved year-over-year, and a couple of them, we fell back. Some of them we fell back on are areas that are around pricing. So sometimes, customers don't like the feedback that Saia is coming in and raising rates consistently or charging for accessorials consistently. Those are things that customers don't like that and you get negative feedback of that. So in some ways, that's actually a good thing for us. But that's not to say what we have to be able to do is be consistently better for the customer and that's our focus.

When you're in a growth mode like we are and growing versus the rest of the industry, the opportunity to taking on more customers, have new experience and haven't been with Saia before, and they have an experience. So we've got to make sure that we're delivering to meet their expectations. And that's where we'll long term be successful. We like the direction. We like the company's commitment to it. We're doubling down on it. That's for sure.

Ravi Shanker

Understood. That's really helpful. And maybe as a follow-up, just to go back to 4Q. I think you said normal seasonality that you have is 250 deterioration. Kind of our model has something close to 150. So I think the comparison is a little bit different. So just to level set, do you also have your normal seasonality benchmark for 1Q and 2Q?

Matt Batteh

I mean, Ravi, maybe, yours is going a little bit further back. I mean one of the pieces for us that we try to do for this is ten years back is just not that valuable for us anymore. The company has changed so much over time. We've opened so many facilities. So some of those sequential trends just aren't really as valuable. So we try to look at something more applicable for the recent period, and we haven't given anything out for into next year, Q1 and Q2 yet, but we'll do that as we get closer to it.

Fritz Holzgrefe

Yes. We took the COVID year out of the horizon, but we just looked back at recent years.

Operator

And your next question comes from Stephanie Moore with Jefferies.

Stephanie Moore

Just a quick one for me here. As a follow-up to, I think it was Tom's question earlier, where you talked a little bit about 2025, and I think clearly gave your view on scenarios and a neutral macro. But in that stronger environment scenario, how are you positioned to kind of take advantage of that inflection? Would we need to see incremental hiring, equipment or anything else to position you to handle that inflection?

Fritz Holzgrefe

Yes, it's a good question. I mean, listen, if you scale the business from here, right, our variable labor costs would certainly change as well. They likely would go up and we would have to match driver counts if growth were higher than what we had expected. We feel like we're staffed well right now for kind of the environment that we're in. I think it's a pretty good match. But as you get out into the year, you can imagine a scenario in which volume is up, maybe it's up materially, just throwing out as an illustration. We'll scale the business, but we'll still have to add some labor cost and the volume wouldn't be free.

But I think what's really exciting is the big lift that the 21 facilities that were opened this year are going to be in position and they will scale. That's why we did this. So in a stronger background, I'd much rather be in a position to start the year with 214 facilities, well positioned, ready to go. And we know that we know how to operate and we know how to scale up if we have to, and we also know how to match down as we need to if we got to an environment where maybe the volumes weren't there, we would make adjustments on that basis. The opportunity is certainly there in front of us, and that's why we made the investments that we've made.

Operator

And your next question comes from the line of Bascome Majors with Susquehanna.

Bascome Majors

As you think into the next year and talking about that CapEx preliminary spend of, call it, this year's $1 billion or so, minus the $250 million or so you spent on the unique transaction. I mean, it looks like that would put you a little above your sort of long-term high end of 15% of revenue. Are we tapering back into that range longer term? Just any thoughts on the investment in the business organically and when we might get to the point where you're inflecting on cash flow to the point where you might want to return some of that to investors in dividends or buybacks?

Matt Batteh

Bascome, yes. So I mean, certainly, if you look at a percent of revenue, it's elevated. Couple of things to note in that. The company is bigger now. The equipment needed to make sure we have capacity to flex with customers' needs, all of that, so a bigger number than what it used to be. So that's in that as well. And for us, when you look at that denominator, pricing is a big player in that. If our pricing gets to market, naturally, everything else as a percent of revenue comes back down.

So we look at that and focus on that as well. Now in the long term, it should trend back down as we continue to grow as a business and close the pricing gap and look at it from a percent of revenue standpoint. But it remains elevated into next year, just as probably a little bit more heavy on the tractor side versus trailers this year. But longer term, that should continue to come down.

And then to the second part of that question, we're probably not too far out from having that discussion. The big transaction at the beginning of the year, first of all, it was the right move for us as a business. But that impacts that timing a little bit, but we're not too far out from that. We've proved that the return on capital for our approach has been very valuable so far, and it was important to continue to get the network built out. But we remain focused on making sure that the returns are there.

Bascome Majors

As a brief follow-up, to your point about getting your pricing to market, I mean we can compare reported yields for you guys and peers, but there's obviously a huge mix component there. What's your assessment of how far you might be below market as we think about closing that gap over a multiyear period?

Fritz Holzgrefe

Yes. Good question. This is kind of how we focus on it. We look at public data and what revenue per shipment is and compare our revenue per shipment to others. And certainly, we know there are some that have a mix of business that may or may not be the same as ours. But fundamentally, we look at those and say, Well, maybe we ought to adjust our mix of business or can pursue a more optimal mix of business that allows us to get the pricing that we see others getting. That is fundamentally the opportunity, right? And part of this network expansion is about making sure that we have the addressable market to be able to do that. And the opportunity to get the at bats with customers, get their freight, do a great job for them and get us to market more. The network is more and more comparable now. It's a national network comparable to any of those. We got to keep focused, and that's a big opportunity.

Operator

And your next question comes from Chris Kuhn with The Benchmark Company.

Chris Kuhn

I know in the second quarter, the terminals were larger and some of the costs you called out on the call. And as we think about the terminals for next year, anything to think about in terms of the size or the cost of the relocations? Or are they going to be kind of like the third quarter a little bit smaller, a little bit more manageable?

Fritz Holzgrefe

Yes. The relocations are candidly pretty straightforward. I know some would say they're incredibly complicated. They're really not. Basically, what you do is you get the new facility set up and ready to go, have the drivers report, team report to a different location Monday morning, and that kind of gets you started. So typically, you don't see much in the way of overlap costs, those sorts of things. It's kind of game on. And in many cases, you have immediate efficiencies. So relocations really don't have a meaningful impact on the cost structure.

Typically, they offer some efficiencies or sort of those kinds of enhancements. To the extent that we see opportunistic openings next year, they're going to be, the scale of them, it could be a range of sizes, but the impact on a business, if you add a handful of four or five to a footprint of 214 with the run rate of revenue that we have, those are sort of more de minimis impacts. When you add eleven in the quarter like we just did, or six big ones like we did in the second quarter, they have a meaningful impact. So I think as we go from here, I think they will have a smaller and smaller impact.

Operator

And your final question comes from Tyler Brown with Raymond James.

Tyler Brown

Fritz, I want to come back to the new employee add comment that you made earlier. I'm assuming that the vast majority of those are frontline. So how do you feel about frontline productivity? I mean, could productivity be a really big positive story in '25, maybe even into '26 as basically all these guys mature? I would assume your productivity metrics are probably considerably off your peak?

Fritz Holzgrefe

Yes. Listen, there's an opportunity to improve that as our team matures. We feel like we've done a great job of onboarding people. But for that to really have that Saia sort of feel that you got to continue getting that experience and understand through thick and thin, this is what we do for the customer. And then I think as that grows, I think you also get efficiencies with that, productivity out of that. And then frankly, in new markets, as you build density around those city pickup operations, that's naturally going to come just because you've got an interest, you don't start out fully utilized. So there's the other leverage point there as well. So I think that going forward, I think there's a lot of upside out of that sort of maturity.

Tyler Brown

Yes. Okay. And this is maybe a good fitting end to the call. It's a big picture question. But culture is obviously huge in LTL. You know this. I mean I know this. I've seen it up close and personal. But how do you hold on to culture? I mean you've got so many new people coming in. How do your internal employee surveys look? And are they kind of where you want them to be?

Fritz Holzgrefe

So our employee engagement, we measure that every year. And through the changes, we've maintained our employee engagement scores, which have been pretty high for the last three years, and we've kept that up. So we're thrilled with that. But you can always get better. And so what we do is we break down the employee engagement scores down to all the managers in the company. And our thoughts are, Listen, you've performed well on your employee engagement this year. What are you going to do next year to get even better? And if you've got somebody that's got an engagement opportunity, what are we going to do to train and support that person to be successful?

So yes, we're intensely focused on that because as you rightly point out, Tyler, we can talk about capital, we can talk about all those things. But fundamentally, it's the people that make this happen. We have an awesome team. We'll continue to invest in our team, and we'll continue to drive engagement across this team. So that's an important part of the success. That's why we feel pretty good about, listen, this Mastio sort of change this year, this will be an opportunity. We got the team that's going to engage on that because they think it's important. And the first thing is a company making that happen. That's part of our culture. So we're well positioned for that. We just got to keep it focused.

Operator

And that concludes our question-and-answer session. I will now turn the conference back over to Mr. Fritz Holzgrefe for closing remarks.

Fritz Holzgrefe

Thank you, operator. First, I want to thank everyone on the call for their patience. I know that we had a little bit of a technical issue here, at least for part of this, and we apologize for that. And we know that it's been a couple of quarters of that, but trust us when we say that, that is something that we'll continue to figure out a way to get that right. I know the first 10 years that was with the company, we didn't have any challenges, but it's just more than a recent thing. But we're on it.

If there are folks that maybe didn't get all the detail that they were looking for, feel free to reach out. And Matt and I will certainly field any questions that may have fallen through the cracks there.

But if you did come in and out, the important thing is that we're really excited about kind of where the company is. We just opened eleven facilities in the third quarter. Significantly, we're already starting to see a lot of value generated out of the six that we opened in the second quarter, and this supports the long-term value proposition of the company. We're excited about the prospects going forward. Certainly, we've made significant investments in the business this year. Those investments have an eye to the long-term success of the business. We're doubling down on focusing on taking care of the customer. That's our intense focus because we see a lot of value that will provide the customers from this network, this now national network into the years to come.

So we're excited about the position and we appreciate your time and interest in Saia. Thank you.

Operator

And ladies and gentlemen, this concludes today's call, and we thank you for your participation. You may now disconnect.